UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALLISON TRANSMISSION HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Allison Transmission Holdings, Inc., Supplemental Proxy Materials
For the Annual Meeting of Stockholders to be Held May 6, 2020

Letter from our Lead Independent Director

April 21, 2020

Dear Fellow Stockholder:

Allison Transmission Holdings, Inc. will hold its annual meeting of stockholders on May 6, 2020. By now, you should have received our Proxy Statement, in which the Board of Directors (“Board”) recommends a vote “FOR” the election of each of the 10 nominees for director in Proposal No. 1.

Much to our disappointment, Institutional Shareholder Services Inc. (“ISS”) has recommended a vote against the election of David C. Everitt as a director based on his 2019 meeting attendance. ISS applies a rigid method for evaluating many different companies, recommending a vote against any director who does not attend at least 75% of all committee and board meetings. In 2019, Mr. Everitt attended seven out of ten, or 70%, of our committee and board meetings.

Mr. Everitt is an extremely valued member of our Board whose strong commitment to Allison has been demonstrated over his more than five years of dedicated service to our company. Accordingly, I want to urge you to vote FOR all of the nominees for director, including Mr. Everitt for the following reasons:

•
Mr. Everitt has been an outstanding Board member since 2014. During his tenure, he has drawn on his experience as Interim Chief Executive Officer at Harsco Corporation and the President of Deere & CO. in order to provide guidance and important insights with respect to global revenue growth, emerging markets, and emerging technology.

•
Mr. Everitt’s industry experience in domestic and international sales, marketing and operations, the introduction and launch of new products, and information technology have been invaluable to Allison as we focus on our global growth. In addition, during his career Mr. Everitt demonstrated particular skill at adapting to changing market conditions and, therefore, is a valuable resource as Allison navigates the significant changes in its industry.

•	Mr. Everitt has had an exemplary attendance record over the course of his tenure as a member of our Board, with 100% perfect attendance for 3 years and over 80% attendance for 2 years.

•
One of the committee meetings that Mr. Everitt missed in 2019 was due to winter weather, when his flight from Canada to Indianapolis was stuck on the tarmac for an extended period of time, meaning he could not attend in person or call in. Were it not for this weather event, Mr. Everitt would have attended 80% of Board and committee meetings in 2019.

•
The other Board and committee meetings that Mr. Everitt missed were due to a scheduling conflict with another company’s international board meeting, which involved in-person meetings with government officials. Mr. Everitt has since resigned from that company’s board, so such conflicts are not expected to arise again.

•	Mr. Everitt was in frequent contact with me regarding the meetings he missed and was otherwise fully engaged in Board matters in 2019.

•	Mr. Everitt has attended 100% of the committee and board meetings to date in 2020.

As described above and in our proxy statement, Mr. Everitt is an extremely valued member of our Board, with a history of excellent attendance and dedicated commitment to Allison. Accordingly, we believe ISS’ rigid application of its attendance policy without taking into account all of these factors leads to the wrong result and is not in the best interests of Allison or our stockholders.

We therefore continue to request that stockholders vote FOR each of the 10 nominees for director in Proposal No. 1, including David C. Everitt.

Sincerely,

Thomas W. Rabaut
Lead Independent Director and
Chair of the Nominating and Corporate Governance Committee